Exhibit 99.7

FOR IMMEDIATE RELEASE

CONTACT
Gregory Hughes
Chief Operating Officer & Chief Financial Officer
-or-
Heidi Gillette
Investor Relations
(212) 594-2700

SL GREEN REALTY CORP. ANNOUNCES
ACQUISITION OF TWO LONG ISLAND OFFICE ASSETS

New York, NY, April 24, 2007 - SL Green Realty Corp. (NYSE: SLG) today announced that it has acquired 1 Jericho Plaza and 2 Jericho Plaza in Jericho, New York in a partnership with Onyx Equities and an affiliate of Credit Suisse, for $210 million, or $328 per square foot, from a private seller.

“As evidenced by SL Green’s successful track record in generating outsized returns in several New Jersey investments and the superior execution of our recent Reckson Associates acquisition, SL Green has a proven capability of identifying opportunities in other markets,” stated SL Green’s President, Andrew Mathias.  “Onyx and SL Green pre-emptively acquired 1 and 2 Jericho Plaza in an off-market transaction based on its premier location, superior credit tenancies, top-tier amenities and highly efficient building operations.  The addition of these assets to our opportunistic holdings is an important value-add investment which we believe will be further enhanced via our strategic joint venture partnership.  After our wildly successful resolution of our One Park joint venture with Credit Suisse, we are excited to partner with them yet again in Long Island.”

Combined, 1 and 2 Jericho Plaza consist of approximately 640,000 square feet of Class A office space situated on approximately 49 acres located immediately off of the Long Island Expressway.  Premiere tenant amenities including full-service cafeterias, top-of-the-line cable and fiber optics, a 24-hour concierge and security desks, parking for 2,900 cars in addition to a health club and a bank branch, contribute to consistently low vacancy rates at the buildings.

Currently, 1 and 2 Jericho Plazas are approximately 97% and 100% occupied, respectively, to tenants including Deloitte and Touche, the Travelers Mutual Indemnity Companies, Countrywide Home Loans, IBM, Merrill Lynch, JP Morgan, BONY and Morgan Stanley.

About SL Green Realty Corp.

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages Manhattan office properties. The Company is the only publicly held REIT that specializes in this niche.  As of March 31, 2007, the Company owned 32 New York City office properties totaling approximately 23.5 million square feet, making it New York’s largest office landlord. In addition, SL Green holds investment interests in Manhattan retail properties totaling approximately 300,000 square feet at eight properties, along with ownership of 28 suburban assets totaling 4.7 million square feet in Westchester County, Connecticut and New Jersey.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.